Exhibit 3.10

MEMORANDUM OF ASSOCIATION

OF

IPG HOLDING COMPANY OF NOVA SCOTIA

1. The name of the Company is IPG Holding Company of Nova Scotia.

2. There are no restrictions on the objects and powers of the Company and the Company shall expressly have the following powers:

(1)	to sell or dispose of its undertaking, or a substantial part thereof;

(2)	to distribute any of its property in specie among its members; and

(3)	to amalgamate with any company or other body of persons.

The liability of the members is unlimited.

I, the undersigned, whose name, address and occupation are subscribed, am desirous of being formed into a company in pursuance of this Memorandum of Association, and I agree to take the number and kind of shares in the capital stock of the Company written opposite my name.

Name	Address of the Subscriber	Occupation of the Subscriber	No. and Kind of Shares taken by the Subscriber

TOTAL SHARES TAKEN: one common share

Dated this 19th day of November, 1997 at 8:30 AM Atlantic Standard Time.

Witness to the above signature:	Marcella J./s/ Forhart
Name of Witness
900-1959 Upper Water St.,
Halifax, Nova Scotia, B3J 2X2
Address
Corporate Records Assistant
Occupation